UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934*

                                (Amendment No. 1)

                                  OXiGENE, Inc.
                                  -------------
                                (Name of Issuer)

                          Common Stock, $0.01 par value
                          -----------------------------
                         (Title of Class of Securities)

                                    691828107
                                    ---------
                                 (CUSIP Number)

                                 April 29, 2004
                                 --------------
             (Date of Event Which Requires Filing of this Statement)

           Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                [ ] Rule 13d-1(b)
                                [X] Rule 13d-1(c)
                                [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-----------------------------                      -----------------------------
CUSIP No.  691828107                  13G          Page  2  of  6  Pages
           ---------                                    ---    ---
-----------------------------                      -----------------------------

--------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Duquesne Capital Management, L.L.C.
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]
                                                                      (b) [X]
--------------------------------------------------------------------------------
3      SEC USE ONLY

--------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION

       Pennsylvania
--------------------------------------------------------------------------------
              5    SOLE VOTING POWER

                   0
              ------------------------------------------------------------------
  NUMBER OF   6    SHARED VOTING POWER
   SHARES
BENEFICIALLY       0
  OWNED BY    ------------------------------------------------------------------
    EACH      7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON          0
    WITH      ------------------------------------------------------------------
              8    SHARED DISPOSITIVE POWER

                   0
--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       0
--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

       N/A
--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       0.0%
--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON*

       OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

-----------------------------                      -----------------------------
CUSIP No.  691828107                  13G          Page  3  of  6  Pages
           ---------                                    ---    ---
-----------------------------                      -----------------------------

--------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Stanley F. Druckenmiller
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]
                                                                      (b) [X]
--------------------------------------------------------------------------------
3      SEC USE ONLY

--------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
--------------------------------------------------------------------------------
              5    SOLE VOTING POWER

                   0
              ------------------------------------------------------------------
  NUMBER OF   6    SHARED VOTING POWER
   SHARES
BENEFICIALLY       0
  OWNED BY    ------------------------------------------------------------------
    EACH      7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON          0
    WITH      ------------------------------------------------------------------
              8    SHARED DISPOSITIVE POWER

                   0
--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       0
--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

       N/A
--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       0.0%
--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON*

       IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

This Amendment No. 1 to Schedule 13G (this "Amendment No. 1") is filed with respect to the Common Stock of OXiGENE, Inc. to amend the Schedule 13G filed on January 21, 2004 (the "Schedule 13G") and to report beneficial ownership of less than 5% of the total outstanding Common Stock. Capitalized terms used but not defined herein have the meaning ascribed thereto in the Schedule 13G.

Item 1(b):             Address of Issuer's Principal Executive Offices:
---------              -----------------------------------------------

     Item 1(b) is hereby amended by the deletion of the text thereof in its entirety and its replacement with the following:

     The Company's principal executive office is located at 230 Third Avenue, Waltham, Massachusetts 02451.

Item 4:                Ownership:
------                 ---------

     Item 4 is hereby amended by the deletion of the text thereof in its entirety and its replacement with the following:

     A. Duquesne Capital
        ----------------
     (a) Amount beneficially owned: 0
     (b) Percent of class: 0.0% The percentages used herein and in the rest of this Amendment No. 1 are calculated based upon the 16,725,166 shares of Common Stock issued and outstanding as of July 16, 2004, as reflected in the Company's Quarterly Report on Form 10-Q filed for the quarterly period ended June 30, 2004.
     (c) Number of shares as to which such person has:
          (i)   Sole power to vote or direct the vote: -0-
          (ii)  Shared power to vote or direct the vote: -0-
          (iii) Sole power to dispose or direct the disposition: -0-
          (iv)  Shared power to dispose or direct the disposition: -0-

     B. Mr. Druckenmiller
        -----------------
     (a) Amount beneficially owned: 0
     (b) Percent of class: 0.0%
     (c) Number of shares as to which such person has:
          (i)   Sole power to vote or direct the vote: -0-
          (ii)  Shared power to vote or direct the vote: -0-
          (iii) Sole power to dispose or direct the disposition: -0-
          (iv)  Shared power to dispose or direct the disposition: -0-

Item 5:                Ownership of Five Percent or Less of a Class:
------                 --------------------------------------------

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [X]

Item 10:               Certification:
-------                -------------

     Each Reporting Person hereby makes the following certification:

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

DATED:  November 5, 2004


                                    DUQUESNE CAPITAL MANAGEMENT, L.L.C.


                                    By:   /s/ Gerald Kerner
                                          -------------------------
                                          Name:   Gerald Kerner
                                          Title:  Managing Director



                                    STANLEY F. DRUCKENMILLER


                                    By:   /s/ Gerald Kerner
                                          -------------------------
                                          Name:   Gerald Kerner
                                          Title:  Attorney-in-Fact





               [SIGNATURE PAGE TO AMENDMENT NO. 1 TO SCHEDULE 13G
                         WITH RESPECT TO OXIGENE, INC.]